UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 14, 2005

SSA Global Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51330	84-1542338
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 W. Madison, Suite 2200, Chicago, IL 60661

(Address of principal executive offices, including zip code)

(312) 258-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

I.              On December 14, 2005, the Board of Directors of SSA Global Technologies, Inc. (the “Company”) amended individual stock option agreements of certain officers and non-officer employees, to conform to the requirements of Internal Revenue Code Section 409A and related regulations. Accordingly, the affected individuals will receive the following:

(a)                                  Effective December 31, 2005, approximately 4.8 million unexercised stock options originally granted at an exercise price of $2.06 will be repriced to an exercise price of $6.34 which, upon exercise of such options, will provide the Company with $20.6 million of incremental proceeds as a result of such exercise;

(b)                                 Cash payments totaling $8.5 million, pro-rated in accordance with the individuals’ respective option holdings based on the number of options outstanding on December 31, 2005, will be made in equal installments, within thirty days of the end of each 2006 calendar quarter;

(c)                                  Restricted stock awards with an aggregate value of $5.0 million, will be issued on or before January 31, 2006 and will vest on June 30, 2008 or earlier if employment terminates due to death, disability or if employment is terminated by the Company without cause or by the individual for good reason.

The repricing of these stock options and the cash compensation are considered a modification of stock options for accounting purposes.  The Company does not expect this modification to result in incremental expense in future periods.

The restricted stock awards of $5.0 million will be expensed on a straight-line basis over the vesting period.

The Company has obtained a waiver from certain lenders to pay the cash compensation of $8.5 million noted above.

The foregoing summary of the Amendment to the Stock Option Agreement that the affected officers and non-officer employees will enter into is qualified in its entirety by reference to the complete form of amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

II.            On December 14, 2005, the Company also approved the SSA Global Fiscal 2006 Executive Bonus Plan (the “Plan”) for the Chief Executive Officer and the next four most highly compensated executive officers of the Company for fiscal 2006.  The Plan is intended to measure superior performance with respect to financial targets and specific management objectives.  The bonus payments will be based on criteria such as revenue, pro forma net income, cash flow and management business objectives (“MBO”).

As of the date hereof, the specific bonuses payable to our Chief Executive Officer and the next four most highly compensated executive officers have not yet been determined.

The foregoing summary of the Plan is qualified in its entirety by reference to the complete form of the Plan, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SSA Global Technologies, Inc.

Date: December 20, 2005	/s/Kirk Isaacson
Kirk Isaacson Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Amendment to Stock Option Agreement.
10.2	Form of SSA Global Fiscal 2006 Executive Bonus Plan.